Exhibit 12.1

                                      FRANK'S NURSERY & CRAFTS, INC.
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                              48 Weeks       4 Weeks
                                                Ended         Ended        Pro Forma
                                              12/28/97       1/25/98          1997           1996          1996           1994
                                             ------------  ------------   ------------   ------------   ------------   ------------

Earnings:
Income (loss) from operations before
 income taxes   . . . . . . . . . . . . .     ($19,715)     ($11,654)      ($29,362)      ($11,791)       ($7,751)       $ 2,113
Fixed charges against earnings  . . . . .       26,263         2,156         27,676         27,881         31,008         29,603
                                                   120            13            133            219            217            215
Amortization of capitalized interest  . .     --------       --------      --------       --------        -------       --------

 Total earnings   . . . . . . . . . . . .     $  6,668       ($ 9,485)      ($1,553)       $16,309        $23,474        $31,931
                                              ========       ========       ========       ========      ========       ========
Fixed Charges:
Interest and debt . . . . . . . . . . . .       19,632         1,601        $20,490        $20,863        $23,845        $22,911
33 1/3% of net minimum rent expense . . .        6,631           555          7,186          7,018          7,163          6,692
                                              --------      --------       --------       --------       --------        -------
Fixed charges against earnings  . . . . .       26,263         2,156         27,676         27,881         31,008         29,603
Interest capitalized  . . . . . . . . . .           48             9             57            231             76             28
                                              --------       --------      --------       --------       --------       --------
 Total fixed charges  . . . . . . . . . .     $ 26,311       $ 2,165        $27,733        $28,112        $31,084        $29,631
                                             =========       ========      ========       ========       ========       ========

Excess (deficiency) . . . . . . . . . . .     ($19,643)     ($11,650)      ($29,286)      ($11,803)       ($7,610)       $ 2,300
                                             =========      ========       ========       ========      =========       ========

Ratio . . . . . . . . . . . . . . . . . .         0.25         (4.38)         (0.06)          0.58           0.76           1.08
                                             =========      ========      =========      =========      =========       ========

Minimum rent expense  . . . . . . . . . .    $  19,895        $1,664        $21,559        $21,056        $21,492        $20,077
                                             =========      ========      =========      =========      =========       ========

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